EXHIBIT 10.1

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (the “Agreement”) is made by and between Franklin Foster (“Mr. Foster”) and Marten Transport Ltd. (“Marten”) (Mr. Foster and Marten are collectively referred to as the “Parties” in this Agreement).

RECITALS

WHEREAS, Mr. Foster is employed by Marten as Marten’s Vice President of Finance;

WHEREAS, Marten has decided to eliminate the position of Vice President of Finance;

WHEREAS, the Parties now desire to end their employment relationship on terms that are amicable and final;

NOW, THEREFORE, in exchange for the mutual promises and consideration specified in this Agreement, the sufficiency of which is hereby acknowledged, the Parties agree as follows.

AGREEMENT

1.              Termination of Employment. The parties agree that Mr. Foster’s employment with Marten is terminated effective February 9, 2006.

2.              Payment. Upon the execution of this Agreement, Marten shall be obligated to make a severance payment for the benefit of Mr. Foster of $126,153.75 (representing six months pay at full salary ($79,576.50), plus six months pay at half salary, ($39,788.25)). Marten Transport Ltd. shall also make a one time payment to Mr. Foster in the amount of $6,789.00, representing six months of Marten’s contribution toward Mr. Foster’s group health insurance premium plus an additional six months contribution toward Mr. Foster’s group health insurance premium at half the current rate. In addition Marten will assist in job placement services with an amount of $2,000.00 all payable upon expiration of the revocation period set forth below. The incentive payment in the amount of $39,476.00 awarded by Marten’s compensation committee pursuant to the company’s 2005 incentive plan will be paid upon execution of agreement.

All of these payments are made in lieu of wages and therefore will be subject to withholding of state income taxes, federal income taxes, and FICA at the rates and in the amounts required by law.

3.              Release. Mr. Foster hereby releases and discharges Marten, any entity affiliated with Marten, and their respective officers, directors, employees, agents, attorneys, successors, and assigns (“Released Parties”), from all claims, causes of action, debts, demands, suits, covenants, contracts, agreements, promises, omissions, and damages and liabilities of any kind, nature and description whatsoever, whether known or unknown, which Mr. Foster now has or may have, through the date of his execution of this Agreement, under federal, state, or local law, ordinance, rule, statute or regulation, including but not limited to the Age Discrimination in Employment Act (ADEA), the Older Workers Benefits Protection Act (OWBPA), the Wisconsin Fair Employment Act (WFEA), the Americans with Disabilities Act (ADA), Title VII of the Civil Rights Act of 1964, the Family Medical leave Act, the Employee Retirement Income Security Act of 1978, and to all common law and other claims which he may have as of the date of this Agreement, whether legal or equitable.

This release includes all claims pertaining to Mr. Foster’s employment relationship with Marten with the following exceptions as required by law: claims for unemployment insurance benefits, claims for workers compensation benefits, vested post-termination benefits under any 401(k) or similar retirement benefit plan, COBRA benefits, the right to enforce the terms of this Release or to challenge the knowing and voluntary nature of this Release under the ADEA and OWBPA, the right to assert claims that are based on events that happened after this Release becomes effective, and his right to exercise vested stock options covering 8438 shares of common stock for a period of 90 days after the effective employment termination date under stock options granted prior termination of employment. Mr. Foster agrees that Marten reserves any and all defenses which it has or might have against any claims that he might bring. Nothing in this Release interferes with Mr. Foster’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), or other local civil rights enforcement agency, or to participate in an EEOC investigation or proceeding, but he understands and agrees that in this release, he has waived his right to recover any individual relief or monetary damages as a result of any filing of such charge.

4.               Non-Admission of Liability. This Agreement shall not in any way be construed as an admission by Marten or any person or entity affiliated with Marten of any liability or any wrong-doing with respect to Mr. Foster.

5.               Non-disparagement. Mr. Foster agrees that he shall not make, to any person or entity, any disparaging statement, either orally or in writing, about Marten, any entity affiliated with Marten, and any present or former employee, officer, or director of Marten or any entity affiliated with Marten, nor shall Mr. Foster cause any other person to make any such disparaging statement. Marten agrees that its officers and directors shall not make any disparaging statement about Mr. Foster or his former employment with Marten.

6.               Agreement Not to Seek Reemployment. Mr. Foster understands and agrees that his employment with Marten shall be terminated effective February 9, 2006, that he is not now an employee of Marten, and that he is not entitled to any reinstatement or reemployment with Marten following his termination date. Mr. Foster further agrees that he will not in the future seek any employment with Marten or any entity affiliated with Marten, and that Marten may use this agreement as the sole reason to reject any inquiry or application for employment Mr. Foster may make.

7.               Covenant Not to Sue. Mr. Foster understands and agrees that this Agreement prohibits him from initiating or continuing any lawsuit against the Released Parties for any claim released in paragraph 3 above, and prohibits him from recovering any amounts or obtaining any remedy for any claim released in paragraph 3 above through an action or proceeding brought by others. Mr. Foster understands that this covenant not to sue does not apply to challenges to the validity of this Severance Agreement and Release under the OWBPA. Mr. Foster represents that he has not filed any complaints, charges, or lawsuits of any kind or nature with any governmental agency or court related to the Released Parties. Mr. Foster further represents and warrants that he has not assigned any claims or authorized any other person or entity to assert any claim on his behalf against any Released Party.

8.               Letter of Reference. Marten will execute a Letter of Reference in the form attached hereto as “Exhibit A.”

9.               Non-admissibility. The Parties agree that this Agreement is made in furtherance of federal and state law and that, in furtherance of public policy and by agreement, this Agreement is not admissible in evidence and will not be offered as evidence in any proceeding except to enforce the terms of this Agreement.

10.         Consulting an Attorney. Mr. Foster understands that he should consult an attorney of his own choice about this Agreement or any matter that it covers before signing this Agreement.

11.         Representations. By signing this Agreement Mr. Foster represents that he has read this entire Agreement and understands all of its terms. Mr. Foster further represents that he is of legal age and has full legal authority to release any and all claims as specified herein and to undertake all other obligations as specified herein. Mr. Foster warrants that no promise or inducement has been offered to him except as set forth herein, and that this Agreement is executed without reliance upon any statement or representation by Marten or any of the other Released Parties.

12.         Twenty-One Day Consideration Period. Mr. Foster represents and agrees that prior to the execution of this Agreement he was fully advised to consult with an attorney to discuss all aspects of this Agreement, and that to the extent desired, he has availed himself of that right. Mr. Foster further represents and agrees that he has been given a period of at least twenty-one (21) days to consider this Agreement and to the extent he has executed this Agreement prior to the expiration of that period, he has done so knowingly and voluntarily. He further represents and agrees that he has read this Agreement carefully and fully understands all the provisions of this Agreement and that he has knowingly and voluntarily entered into this Agreement.

13.         Rescission Period. Mr. Foster understands that he may revoke or rescind this Agreement within seven (7) calendar days after signing it. To be effective, the revocation or rescission must be in writing and delivered to Susan Deetz, Marten Transport Ltd., 129 Marten Street, Mondovi, WI 54755, facsimile (800) 461-0377, either by hand or by facsimile, within the seven-day rescission period.

14.         Effective Date. This Agreement shall become effective as of the date Mr. Foster executes this Agreement and returns it to Susan Deetz, Marten Transport Ltd., 129 Marten Street, Mondovi, WI 54755, facsimile (800) 461-0377, either by hand or by facsimile, however, Martens’ obligations under paragraph 1 shall not become effective until seven (7) days after Mr. Foster executes this Agreement, Martens’ obligations under paragraph 1 also will not become effective if Mr. Foster exercises his revocation or rescission rights under Paragraph 14.

15.         Entire Agreement. The Parties understand and agree that this Agreement contains the entire agreement between them relating to the claims referenced in this Agreement, and that this Agreement supersedes any prior agreements and discussions relating to such matters.

16.       Successors and Assigns. Mr. Foster agrees that his promises in this Agreement benefit Marten and also any successor or assignee of Marten’s business or operations. Marten agrees that its promises in this Agreement shall be binding on any successor or assignee of Marten’s business or operations.

17.         Final and Binding Effect and Voluntary Agreement. In entering into this Agreement, the Parties expressly state that they have carefully read and fully understand the terms of this Agreement, that they enter into this Agreement knowingly, voluntarily and of their own free will. The Parties understand that this Agreement will have a final and binding effect and that by executing this Agreement they may be giving up legal rights. The Parties further state that their willingness to enter into this Agreement was not induced by, or based upon, any representation by any other Party hereto, or their agents or employees which is not contained in this Agreement.

18.         Dispute resolution. In the event that any dispute related to this Agreement arises between the Parties, the Parties agree to confer and attempt to resolve such disputes for a period of thirty days before seeking any further relief. In the event that a dispute is not resolved through such negotiations, any action bought by either Party to enforce this Agreement shall be subject to binding arbitration in Wisconsin before the American Arbitration Association under its rules. The Parties agree that the arbitration award is fully enforceable.

19.         Severability. The Parties understand and agree that the provisions of this Agreement shall be deemed severable, and that the invalidity or unenforceability of any one or more of the provisions or clauses hereof shall not affect the validity or enforceability or the other provisions or clauses in this Agreement.

20.         Modification. This Agreement shall not be deemed or construed to have been modified, amended, rescinded, canceled or waived, in whole or part, except by a written instrument signed by each Party.

21.         Authority. Marten represents and warrants that the person executing this Agreement on behalf of Marten has the full power and authority to enter into Agreement and bind Marten to this Agreement. Mr. Foster represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of the Agreement.

22.         Interpretation and Governing law. This Agreement shall be interpreted and governed under the laws of the State of Wisconsin, without reference to Wisconsin’s choice of law rules.

23.         No Assignment. Mr. Foster warrants and represents that he has not heretofore assigned or transferred in any manner, or purported to assign or transfer in any manner, to any person or entity, any claim or portion thereof or interest therein that is the subject of this Agreement.

24.         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and said counterparts shall constitute but one and the same original. All such counterparts may be evidenced by facsimile and each such facsimile shall be deemed an original, shall be binding upon the Parties for all purposes herein, and, together with any other counterpart, shall constitute one and the same instrument.

25.         Full and Complete Defense. It is specifically agreed that in the event of any legal proceeding against Marten concerning any claim released herein, this Agreement shall serve as a full and complete defense to any such proceeding.

Marten Transport Ltd.

/s/ Franklin Foster	/s/ Robert Smith

Franklin Foster

Robert Smith, Chief Operating Officer

March 6, 2006	March 6, 2006
Date	Date

EXHIBIT A

[EXHIBIT PROVIDED TO SEC UPON REQUEST]